Exhibit 99.1

ENERGY KING, INC. ACQUIRES
GALLAGHER’S HEATING AND AIR

Acquisition Expected To Add $7 Million in Company Revenues

SAN DIEGO--(BUSINESS WIRE) — March 5, 2008 — Energy King, Inc. (formerly Buckeye Ventures, Inc.) (BEYV.OB) announced today that it has acquired Gallagher’s Heating and Air Conditioning, Inc., a heating and cooling service company located in Los Molinos, California.

This key acquisition will greatly increase Energy King’s revenues, contributing an expected $7 million plus annually, boosting the Company’s projected total annual revenues in excess of $22 million. The acquisition will also expand Energy King’s Northern California operations, augmenting existing locations in Sacramento, Modesto and Fresno.

“This acquisition is particularly attractive for several reasons”, began Alan Mintz, President and Chief Executive Officer of Energy King (BEYV). “First, the management team of  Tim Gallagher and Geno Gruber provides us with significant additional talent in the industry. Second, its customer base and location allows us to substantially expand our footprint in the Northern California region, one of the most populous areas in the country.”

“We are very excited to join the Energy King team,” said Mr. Tim Gallagher, President of Gallagher’s Heating and Air Conditioning. “We believe that this agreement  represents an incredible opportunity to substantially grow our company in both the near and long-term.”

About Energy King, Inc.

Energy King is engaged in all aspects of the residential HVAC and plumbing services industry. Being a part of the Company's network provides subsidiaries with: standardized policies and operating procedures which the Company's management team has adopted from their extensive industry experience and that have wide industry acceptance and application; comprehensive training programs to improve operating procedures and customer relations. The Company’s strong balance sheet and liquidity enables each region to expand through various marketing strategies. Energy King is headquartered in San Diego, California. For more information, please visit www.beyv.com.

Disclaimer

To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.

Energy King, Inc.	Investor Relations
Larry Weinstein, 858-272-6600 x152	Blaine Riley, 949-200-4601